UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

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DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

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Minnesota	1-7945	41-0216800
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3680 Victoria St. North, Shoreview, Minnesota		55126-2966
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (651) 483-7111

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

        In connection with the previously announced intention of Lawrence J. Mosner voluntarily to retire from his positions as Chairman of the Board of Directors and Chief Executive Officer of Deluxe Corporation (“Deluxe”) upon the election of his successor to the position of Chief Executive Officer by the Board of Directors of Deluxe, Deluxe and Mr. Mosner entered into a Transition Agreement (the “Transition Agreement”) on March 7, 2005. The Transition Agreement contemplates that the parties will enter into a Release (the “Release”) upon Mr. Mosner’s termination of his consultation arrangements described below under the Transition Agreement. A copy of the Transition Agreement is attached as Exhibit 10.1, and a copy of the Release is attached as an exhibit to the Transition Agreement.

        Pursuant to the Transition Agreement, until the earlier to occur of December 31, 2005, or the date on which his successor as Chief Executive Officer is selected by Deluxe’s Board of Directors (the “Retirement Date”), Mr. Mosner will continue to serve as Deluxe’s Chairman and Chief Executive Officer and will be entitled to receive his current salary, bonus, stock option grants and other compensation, and shall be entitled to continue to participate in all benefit plans and programs that are customarily available to executive officers of Deluxe. Mr. Mosner shall participate in the Annual Incentive Plan for 2005, and be paid a prorated portion of the bonus that he would otherwise be entitled to receive under that plan for the portion of the calendar year 2005 for which he served as Chief Executive Officer; provided that, he shall not be entitled to defer any portion of that bonus under that Plan. In addition, the Compensation Committee has agreed to grant Mr. Mosner one-third of the grants that the Committee would normally expect to make to Mr. Mosner in 2005 in the absence of his voluntary retirement of stock options (equal to options to acquire 8,700 shares) and shares of restricted stock (equal to 1,800 shares), and the expected grant of long-term performance award shares for the 2005-2007 performance period (which shares vest on a pro rata basis over three years if the recipient is employed for at least one year of the performance period and Deluxe achieves its predetermined performance objectives for that period).

        On the Retirement Date, Mr. Mosner will retire as Chairman and CEO and will, at the option of the Board of Directors, assist in the transition of his duties as CEO, including, at the direction and request of the new Chief Executive Officer, (i) representing Deluxe with key industry, civic and philanthropic constituents, (ii) assisting Deluxe’s new CEO in maintaining and developing business relationships with key strategic partners, (iii) regularly meeting with the new CEO to review progress toward the refinement and execution of Deluxe’s strategy, and (iv) assisting the new CEO in the recognition and motivation of employees in pursuing Deluxe’s strategy. Mr. Mosner has agreed to provide such consultative transition services to the new Chief Executive Officer, for up to eight hours per week during a period of up to six months after the Retirement Date. In exchange for his duties as a consultant, Mr. Mosner shall be paid at the rate of $500 per hour for services performed, plus reimbursement for his reasonable out-of-pocket expenses.

        Effective on the Retirement Date, Mr. Mosner’s retirement shall be recognized as an “Approved Retirement” or a “Qualified Retirement” for purposes of vesting his restricted stock, restricted stock units, and stock options that are outstanding on such date, pursuant to the terms of the award agreements referenced in the Transition Agreement, and also would be recognized as a Qualified Retiree under Deluxe’s medical plans. As such, from and after the Retirement Date, Mr. Mosner and his wife shall continue to be covered by the medical plans currently available to executive officers of Deluxe for the remainder of their lives, subject to any changes in such plans as may be made generally. Except as set forth in the Transition Agreement, after the Retirement Date, Mr. Mosner shall not continue to participate in any other benefits plans or programs of Deluxe.

        In the event Mr. Mosner were to die or become disabled prior to the Retirement Date, he or his heirs, representatives or estate, as applicable, generally would be entitled to the same compensation and benefits described above, provided that he or such heirs, representatives or estate enter into the Release.

Item 1.02 Termination of a Material Definitive Agreement.

        In the Transition Agreement, Deluxe and Mr. Mosner also agreed that the Severance Agreement effective as of March 1, 2001, and the Executive Retention Agreement, dated December 18, 2000, that had been entered into by them will each terminate effective on the Retirement Date. A copy of each of the Severance Agreement and the form of Executive Retention Agreement was previously filed by Deluxe as Exhibits 10.18 and 10.19, respectively, to Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

        The Severance Agreement provides that if, during its term, Mr. Mosner’s employment with Deluxe were involuntarily terminated without cause (as described in the Severance Agreement), or Mr. Mosner left the company with good reason (as described in the Severance Agreement), Deluxe would be required to pay Mr. Mosner an amount in cash equal to (1) 12 months of severance pay at his or her then-current level of base monthly salary; (2) for a period of 12 months following the severance period, an additional monthly payment during each month in such period equal to the amount, if any, that his or her monthly base compensation as of termination exceeds the monthly compensation earned during that month; (3) executive-level outplacement services for up to 12 months; and (4) an additional lump sum payment of $13,000 to assist with other costs and expenses that may be incurred in connection with his or her employment transition.

        Under the Executive Retention Agreement, if during the Mr. Mosner’s “Employment Period” (as defined in the Retention Agreement), Deluxe were to terminate his employment other than for “cause” or “disability,” or Mr. Mosner were to terminate his employment for “good reason” (as such terms are defined in the Retention Agreement), Mr. Mosner would be entitled to a lump sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a prorated annual incentive payment for the year of termination based on the greater of (1) Mr. Mosner’s target bonus under Deluxe’s annual incentive plan in respect of the year in which the termination occurs or, if greater, for the year in which the change of control (as defined in the Retention Agreement) occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of such year Deluxe’s actual performance through the termination date. In addition, Mr. Mosner would be entitled to receive a lump sum payment equal to three times the sum of his annual base salary and the higher of the Target Bonus or the average of his annual incentive payments for the last three full fiscal years prior to the effective date of the change in control, plus three times the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which Mr. Mosner participated prior to his termination in respect of such sum. Certain resignations and terminations in anticipation of changes of control also constitute qualifying terminations. The Retention Agreement also provides for the continuation of Mr. Mosner’s medical, disability, life and other health insurance benefits for up to a three-year period after a qualifying termination and to certain out-placement services.

        The Retention Agreement also provides that, if any payment or benefit received or to be received by Mr. Mosner, whether or not pursuant to his or her Retention Agreement, would be subject to the federal excise tax on “excess parachute payments,” Deluxe would pay to Mr. Mosner such additional amount as may be necessary so that he would realize, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description

10.1	Transition Agreement, dated March 7, 2005, by and between Deluxe Corporation and Lawrence J. Mosner.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 10, 2005

DELUXE CORPORATION
/s/ Anthony C. Scarfone

Anthony C. Scarfone Senior Vice President, General Counsel and Secretary